CLECO POWER LLC	EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-184694 on Form S-3, and Registration Statement Nos. 33-10169, 33-26726 and 33-44663 on Form S-8 of our reports dated February 25, 2014, relating to the consolidated financial statements and financial statement schedule of Cleco Power LLC and subsidiaries, and the effectiveness of Cleco Power LLC and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cleco Power LLC for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
New Orleans, Louisiana
February 25, 2014